IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE SWISHER HYGIENE INC., Petitioner.	)))	C.A. No. 2018-____-___

VERIFIED PETITION FOR DISSOLUTION
PURSUANT TO 8 *DEL. C.* § 280

Petitioner Swisher Hygiene Inc. ("Swisher"), by and through its undersigned counsel, hereby brings this Verified Petition for Dissolution Pursuant to Section 280 ("Section 280") of the General Corporation Law of the State of Delaware (the "DGCL") for an Order determining the amount and form of security that will be reasonably likely to be sufficient to provide compensation for (i) claims that are the subject of a pending action, suit or proceeding to which Swisher is a party, (ii) certain claims asserted in response to the notice provided pursuant to Section 280(a)(i), and (iii) claims, if any, that have not been made known to Swisher or that have not yet arisen but that, based on facts known to Swisher, are likely to arise or become known within 5 years after the date of dissolution of Swisher, including contingent, conditional or otherwise unmatured contractual claims. In support of this Verified Petition, Swisher alleges as follows:

BACKGROUND

1. Swisher is a dissolved Delaware corporation that had its principal place of business in Charlotte, North Carolina, and its registered agent in Kent County, Delaware. Swisher has been dissolved pursuant to Section 278 of the

DGCL ("Section 278") and will dissolve itself under the procedures set forth in Section 280.

2. Until November 2015, Swisher provided essential hygiene and sanitizing solutions that included cleaning and sanitizing chemicals, restroom hygiene programs and a full range of related products and services throughout North America and internationally, with an emphasis on the foodservice, hospitality, retail and healthcare industries. Swisher sold consumable products such as detergents, cleaning chemicals, soap, paper, water filters and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products. Swisher also provided additional services such as the cleaning of facilities. Swisher's common stock formerly traded on the Toronto Stock Exchange and The Nasdaq Stock Market (the "NASDAQ").[1]

3. On August 13, 2015, Swisher announced that it contracted to sell the stock of its wholly owned U.S. subsidiary Swisher International, Inc. and other assets relating to Swisher's U.S. operations, which comprised all of Swisher's remaining operating interests (the "Sale Transaction") to Ecolab Inc. ("Ecolab"). The sale was completed on November 2, 2015, with an effective date of November 1, 2015. Ecolab paid the closing purchase price of $40.5 million, less a $2.0 million holdback to address working capital and other adjustments in accordance

[1]Swisher delisted from the Toronto Stock Exchange on April 30, 2014.

with the agreement governing the Sale Transaction. The holdback was released to Swisher in 2016.

4. Swisher has no interest in or involvement with the operations or cash flows of its former operating business sold in the Sale Transaction. Also, as a result of the Sale Transaction, Swisher has no operating assets and no revenue producing business or operations. Swisher currently owns directly or indirectly the following entities: 7624026 Canada Inc., a Canadian corporation; and Integrated Brands, Inc., a New Jersey corporation.[2]

5. On October 15, 2015, Swisher's stockholders voted to approve the proposed dissolution of Swisher pursuant to the Plan of Complete Liquidation and Dissolution, which gave Swisher's Board of Directors discretion to determine, within twelve months of approval, when and whether to proceed with Swisher's dissolution. On January 14, 2016, Swisher ceased trading on the NASDAQ.

6. After careful consideration, Swisher's Board of Directors determined that dissolution was appropriate, and Swisher filed a certificate of dissolution pursuant to Section 275(a) and (b) of the DGCL on May 27, 2016. A true and

[2] Swisher also controlled two other subsidiaries following the Sale Transaction. One subsidiary, Eskimo Pie Corporation, was a Virginia corporation and was dissolved on February 17, 2017. The other subsidiary, Eskimo Pie Frozen Distribution, Inc., is a Delaware corporation whose charter has been revoked and declared void for nonpayment of franchise taxes. Swisher intends to bring Eskimo Pie Frozen Distribution back into good standing and pay the corporation's franchise taxes before dissolving Eskimo Pie Frozen Distribution or merging it out of existence as part of Swisher's winding-up process.

correct copy of the Certificate of Dissolution of Swisher Hygiene Inc. is attached hereto as Exhibit A. Swisher also reported its dissolution in a Form 8-K filed with the Securities and Exchange Commission on May 27, 2016.

NOTICE OF DISSOLUTION

7. Since that time, Swisher has followed the long-form dissolution procedures set forth in Section 280. Pursuant to and in accordance with Section 280, on September 15, 2016, Swisher mailed a Notice of Dissolution to All Claimants (the "Dissolution Notice") to six hundred and eighty (680) potential creditors of Swisher, requesting that those receiving the Dissolution Notice present any claims as directed therein and advising such parties that any claims against Swisher not presented in accordance therewith would be barred under Delaware law if not received by November 14, 2016. A true and correct copy of the form of Dissolution Notice is attached hereto as Exhibit B.

8. Pursuant to Section 280, the Dissolution Notice was published on September 15 and 22, 2016, which constitutes publication once a week for two consecutive weeks, in the *The Charlotte Observer*, a newspaper of general circulation in Mecklenburg County, North Carolina, the county in which Swisher's principal place of business and corporate offices were located until November 2016. A true and correct copy of the affidavit of publication is attached hereto as Exhibit C.

9. Also pursuant to Section 280, the Dissolution Notice was published on September 15 and 22, 2016, which constitutes publication once a week for two consecutive weeks, in *The Sun-Sentinel*, a newspaper of general circulation in Broward County, Florida, a county to which Swisher's corporate office relocated in November 2016 and in which its principal place of business operated. A true and correct copy of the affidavit of publication is attached hereto as Exhibit D.

10. Again, pursuant to Section 280, the Dissolution Notice was published on September 15 and 22, 2016, which constitutes publication once a week for two consecutive weeks, in the *Delaware State News*, a newspaper of general circulation in Kent County, Delaware, the county in which Swisher's last registered agent in Delaware was located. A true and correct copy of the affidavit of publication is attached hereto as Exhibit E.

11. At the time the dissolution became effective, Swisher had more than $10,000,000 in total assets and, accordingly, the Dissolution Notice was also published on September 15, 2016, pursuant to Section 280(a)(1)(f), in all editions of *USA Today*, a daily newspaper with a national circulation. A true and correct copy of the affidavit of publication is attached hereto as Exhibit F.

12. The claim period as set forth in the Dissolution Notice expired on November 14, 2016, which date is not less than the statutorily prescribed sixty (60) days after the date the Dissolution Notice was mailed to potential creditors as

described in paragraph 7 above. Swisher received sixty-seven (67) claims letters in response to the Dissolution Notice and publications, the majority of which purported to assert claims against entities with names similar to Swisher's (*e.g.*, "Swisher Hygiene USA Operations Inc."), but which had been acquired by Ecolab in the Sale Transaction. Although Swisher received sixty-seven (67) responses, only twenty (20) purported claimants asserted claims that related to Swisher.[3]

13. As of the date of this Verified Petition, Swisher is a party to two (2) pending litigations and has received twenty (20) putative claims from prospective claimants. The pending litigations and putative claims are detailed below.

PENDING LITIGATIONS

The Honeycrest Lawsuits

14. Swisher received a purported claim by Honeycrest Holdings, Ltd. ("Honeycrest") that was dated November 10, 2016. A copy of the Honeycrest purported claim is attached hereto as Exhibit G. Honeycrest purported to assert a claim for $17,749,530,[4] exclusive of pre-judgment interest,[5] in connection with two

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[3] For purposes of this Verified Petition, Swisher counts the letter it received from John A. Mattera on February 16, 2016 (nearly seven months before the Dissolution Notice) as a purported claim. The purported claim submitted by Mattera is discussed more fully in paragraph 49 herein.

[4] Throughout this petition, Swisher has identified claims, potential claims and ongoing operational costs, all of which involve estimates and approximations and, in many cases, estimates provided by third parties. Accordingly, amounts stated herein are approximations and should be treated as such.

lawsuits pending in the Supreme Court of the State of New York, County of Queens. The lawsuits arise from a longstanding dispute between Honeycrest and an indirect subsidiary of Swisher, Integrated Brands, Inc. ("Integrated") f/k/a Steve's Homemade Ice Cream, Inc., involving a 1990 license granted by Integrated to Honeycrest, to manufacture and sell ice cream products in the United Kingdom.

15. In 1998, Honeycrest filed an action against Integrated (*Honeycrest Holdings, Ltd. v. Integrated Brands, Inc.*, New York Supreme Court, Queens County (Index No. 5204/1998)) alleging a breach of the licensing agreement. Integrated responded by denying the material allegations and alleging that Honeycrest had breached the license agreement. Subsequently, Integrated combined with a subsidiary of CoolBrands International Inc. ("CoolBrands") in a reverse triangular merger and, in 2001, Honeycrest filed a similar action against CoolBrands and Integrated (*Honeycrest Holdings, Ltd. v. CoolBrands International, Inc., et al.*, New York Supreme Court, Queens County (Index No. 29666/2001)). The actions have been combined (although not consolidated) for joint trial. In January 2016, Honeycrest filed a motion to amend the CoolBrands complaint to substitute Swisher as a defendant in that case for CoolBrands. In October 2016, the court granted Honeycrest's motion and permitted Honeycrest to file the Third Amended Complaint substituting Swisher for CoolBrands (a copy of

[5] Honeycrest asserts prejudgment interest at 9% per year, which in theory could add tens of millions of dollars to its asserted claim noted above.

the Third Amended Complaint is attached hereto as exhibit A to Exhibit H). Discovery in the long-pending actions is ongoing. Neither Swisher nor Integrated admits any liability, fault or wrongdoing in connection with the allegations made in the *Honeycrest* litigation, and both Swisher and Integrated intend to continue to contest the *Honeycrest* litigation vigorously.

16. Following the submission of its purported claim against Swisher, received on November 10, 2016, Honeycrest filed an additional lawsuit against Swisher, Integrated, 7624026 Canada Inc. ("762"), and John and Jane Does #1 through #99 in the Supreme Court of the State of New York, Queens County on May 11, 2017 (*Honeycrest Holdings, Ltd. v. Swisher Hygiene Inc., Integrated Brands, Inc., 7624026 Canada Inc., and John and Jane Does #1 through #99* (Index No. 706482/2017)), and subsequently amended its complaint on September 5, 2017 (the "2017 Complaint," a copy of which is attached hereto as Exhibit H).

17. This case asserts causes of action against all defendants for alleged fraudulent conveyance of assets from Integrated to CoolBrands, and the unjust enrichment of the defendants as a result of the alleged fraudulent conveyances. Plaintiff seeks judgment against the defendants and any subsequent transferee for, *inter alia*, "money damages to the extent its claims against Integrated and Swisher are not satisfied" and for attorneys' fees and costs. Defendants moved to dismiss the 2017 Complaint on November 3, 2017. The motion is pending. Swisher

believes that Honeycrest's 2017 Complaint is without merit and intends to continue to vigorously defend against this matter.

18. Although Honeycrest has filed three separate cases naming Swisher and/or its subsidiaries relating to the 1990 license agreement, it has submitted a single purported claim against Swisher in connection with Swisher's dissolution, which was received on November 10, 2016, as noted above. Out of an abundance of caution, Swisher is identifying each of the three Honeycrest cases, but Swisher is treating them as a single claim for damages in this Verified Petition.[6]

The Berger Litigation

19. As of the date of this Verified Petition, in addition to the Honeycrest Lawsuits, Swisher is party to one other ongoing action, suit or proceeding. The litigation is styled *Paul Berger on behalf of himself and all others similarly situated and derivatively on behalf of Swisher Hygiene, Inc. v. Ecolab Inc., as Defendant, and Swisher Hygiene Inc., as Nominal Defendant,* Case No. 2015 CH 13325 (Ill. Cir. Ct. Cook Co.), *on appeal*, Case No. 1-17-2450 (Ill. App. Ct.).

20. On September 8, 2015, Berger filed a lawsuit in Cook County, Illinois against Swisher, Ecolab and directors who served on Swisher's six-member board

[6] Swisher carries a liability on its books in the amount of $1.667 million related to the Honeycrest Litigation. This liability was established prior to 2010 when CoolBrands acquired the Swisher business and changed its name to Swisher Hygiene Inc. and, based on conservative accounting practice, Swisher continues to carry this liability on its books.

at the time of the Sale Transaction. Berger has sought to certify his suit as a class action to challenge the Sale Transaction pursuant to which Swisher sold substantially all of its assets and business to Ecolab. Defendants filed motions to dismiss Berger's lawsuit and, on November 17, 2016, the Court granted Defendants' motions. Plaintiff, however, was granted leave to amend its complaint against Ecolab. On December 15, 2016, Berger filed an amended complaint against Ecolab and Swisher's directors, as Defendants, and Swisher, as Nominal Defendant ("Amended Complaint," a copy of which is attached hereto as Exhibit I), containing a claim against Ecolab for aiding and abetting the directors' alleged breaches of fiduciary duties, and a derivative claim, purportedly on behalf of Swisher, alleging that the Sale Transaction constituted a fraudulent transfer of Swisher's assets. On February 10, 2017, Ecolab and Swisher filed motions to dismiss the Amended Complaint. On March 24, 2017, Plaintiff filed a cross-motion to strike certain exhibits to the motions to dismiss, which was granted on June 1, 2017. Defendants' motions to dismiss were subsequently granted and the Amended Complaint was dismissed with prejudice on September 1, 2017. Berger filed a Notice of Appeal on October 2, 2017, appealing the court's earlier dismissals of both of plaintiff's complaints. Swisher cross-appealed the court's order relating to Plaintiff's motion to strike. Briefing on the appeal is scheduled to continue through the first quarter of 2018.

21. Swisher has listed the Berger litigation in this Verified Petition out of an abundance of caution. It has been dismissed twice. Moreover, in the unlikely event Berger is successful on his appeals, and in the further unlikely event that Berger should successfully litigate his claims, Swisher believes its existing directors and officers insurance applicable to this matter, less approximately $150,000 of self-insured retention, is adequate to cover this litigation.

INDEMNIFICATION CLAIMS

Kipp and Viard Claims

Background Information[7]

22. Swisher Hygiene Inc. became a publicly traded company in November 2010. During the next 13 months, Swisher acquired sixty-three (63) smaller, related businesses.

23. In February 2011, while in the process of compiling and completing Swisher's year-end financials, the Audit Committee of Swisher's Board of Directors became aware of possible accounting irregularities and commenced an internal investigation into the company's accounting practices. In connection with the internal investigation, Swisher withdrew its quarterly reports for 2011

[7] For purposes of brevity, Swisher's accounting history, related investigations of Swisher, Kipp and Viard by the Securities and Exchange Commission ("SEC") and by the United States Department of Justice, and related civil and criminal litigation has been greatly simplified. This background is fully reported in Swisher's numerous SEC filings from 2011-2017 which may be found at www.sec.gov.

previously filed with the SEC, and publicly disclosed that those reports should no longer be relied upon.

24. In May 2011, following the completion of the Audit Committee's internal investigation, three individuals were terminated from Swisher: Michael Kipp, the company's Chief Financial Officer; Joanne Viard, the company's Director of External Reporting and a direct report to Kipp; and John Pierrard, a staff member in the company's accounting department.

25. On October 19, 2015, Kipp and Viard were indicted by the U.S. Government on the following identical criminal counts: wire fraud (18 USC § 1343); securities fraud (15 U.S.C. §§ 78j(b), 78ff); obstruction of justice (18 U.S.C. § 1512(b)(3)); and conspiracy (18 U.S.C. § 371) to (i) commit securities fraud, (ii) make false or misleading statements, and (iii) falsify books and records. Additionally, Kipp was indicted on one count of bank fraud (18 U.S.C. § 1344). *United States of America v. Michael Kipp and Joanne Viard*, Docket No. 3:15-cr-00244-MOC-DSC) (collectively, the "Criminal Indictments").

26. In addition to the Criminal Indictments noted above, the SEC commenced a civil action against both Kipp and Viard on May 24, 2016. *Securities and Exchange Commission v. Michael J. Kipp and Joanne K. Viard*, No 3:16-cv-00258-MOC-DSC). This civil action is stayed pending resolution of the criminal matter.

27. On June 20, 2017, following their joint criminal trial, Viard was convicted on the conspiracy count, and Kipp was convicted on the counts of wire fraud, securities fraud, bank fraud and conspiracy. A copy of the verdict is attached hereto as Exhibit J. Post-verdict motions are pending and sentencing is scheduled for April 10, 2018; hence, no appeals of these convictions have yet been filed.

28. Consistent with and reserving all rights pursuant to Section 145 of the DGCL and §§ 6.01 and 6.02 of Swisher's bylaws related to advancement and indemnification, Swisher's directors and officers insurance carriers (the "Carriers") began to advance expenses, including reasonable attorneys' fees, for all reasonable costs incurred in connection with the defense of Kipp and Viard in the criminal and civil litigations. In connection therewith, Kipp and Viard executed undertakings to repay all such amounts if it is ultimately determined that they were not entitled to indemnification or advancement under the DGCL and Swishers' bylaws.[8]

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[8] Kipp signed an undertaking "to repay the expenses advanced (including attorneys' fees) on [his] behalf in connection with the pending [United States Attorney's Office for the Western District of North Carolina] and SEC investigations to the extent that such repayment is required by law." Viard signed an undertaking "to repay the expenses advanced . . . on [her] behalf in connection with the pending [United States Attorney's Office for the Western District of North Carolina] and SEC investigations if it is ultimately determined by a court in a final adjudication from which there is no further right of appeal that I do not meet the Delaware law standard for indemnification and am not entitled to be indemnified by [Swisher]."

29. Total legal fees and defense costs billed to date on behalf of Viard are $8.67 million and on behalf of Kipp are $16.79 million. To date, Swisher and the Carriers have advanced legal fees and defense costs (including expert and local counsel fees) in excess of $7.78 million on behalf of Ms. Viard, and in excess of $10.2 million on behalf of Mr. Kipp.

30. During the Carriers' routine audits of bills submitted for payment on behalf of Kipp and Viard, the Carriers declined to pay portions of bills that represented, for example, block billing (i.e., billing without adequate description of services performed), excessive billing, including excessive hours and multiple attorneys and staff billing for the same service, billing of ministerial overhead, billing of third party costs without accompanying documentation, unapproved rate changes for attorneys, etc.

31. Such billing disputes have been resolved by the Carriers with respect to Viard, following conferences with the billing attorneys involved, and as noted above, Viard's attorneys and related third-party vendors have been paid to date a total of $7.78 million.[9]

32. In contrast, Kipp's attorneys and third-party vendors, who have been paid $10.2 million to date, have failed to resolve their billing disputes with the

[9] As of the date of this filing, two additional invoices for Viard's defense totaling $175,000 have been received by the Carriers and are in the payment process, and accordingly have not been paid.

Carriers, and on December 22, 2017, Kipp filed a demand for arbitration with the American Arbitration Association against three of the Carriers, alleging that these Carriers have failed to pay $4.53 million of legal bills Kipp's defense has incurred (of which approximately $2.54 million represents disputed excess billing and $1.99 million represents bills in process).[10] A copy of the Statement of Claim submitted on Kipp's behalf in connection with the arbitration is attached hereto as Exhibit K. The Statement of Claim in the arbitration alleges breach of contract, bad faith breach of contract and handling of claims, punitive damages and unfair and deceptive trade practices, and seeks actual monetary damages, punitive damages, and treble damages without regard to any limits of the Carriers' policies. *See id.* The Statement of Claim does not quantify damages.[11]

33. On January 19, 2018, Swisher was served by counsel for Claimants Hudson Insurance Company ("Hudson") and Argonaut Insurance Company ("Argonaut"), two of the Carriers, with an arbitration notice naming Swisher, Kipp and Viard as Respondents and seeking to arbitrate all "disputes or differences" with Respondents that arise out of or are in connection with the Carriers'

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[10] It should be noted that the criminal complaints filed against Kipp and Viard are identical with the exception that Kipp was also charged with bank fraud. The cases were based on the same body of facts, alleged matters covering the same period of time, were tried jointly over the same number of days, involved many of the same witnesses, and yet Kipp's counsel and its experts billed nearly twice as much as Viard's counsel and its experts.

[11] Swisher has been advised that Kipp's demand for arbitration has been dismissed, but Swisher has not independently verified the dismissal.

obligation to provide insurance coverage to Swisher or any of its former officers and directors, including Kipp and Viard (the "Arbitration Notice"). A copy of the Arbitration Notice is attached hereto as Exhibit L.

34. On January 26, 2018, Swisher, through counsel, notified Hudson and Argonaut that it was exercising its contractual right, under its applicable insurance policies, to elect the type of alternative dispute resolution through which the parties would seek potential resolution of their coverage disputes. In this regard, Swisher rejected Hudson and Argonaut's proposal to arbitrate all disputes or differences and elected to proceed with mediation.

35. Due in large part to the actions of Kipp and Viard, exacerbated by the extraordinary defense costs that have been incurred to date as a result of their actions, $40 million of Swisher's directors and officers insurance coverage has been exhausted. As noted above in paragraph 32, Kipp's attorneys are seeking to recover at least an additional $4.53 million in as yet unpaid legal fees, and one of Swisher's carriers has advised that as a result of its insurance exhaustion, approximately $81,000 in fees reflected in invoices relating to the defense or representation costs of various other insured individuals (in addition to those of Kipp's attorney's noted above) remain unpaid. In the event that (i) Kipp's disputed and/or unpaid legal invoices were deemed reasonable and payable; (ii) Kipp's proposed budget for bond hearing and appeal were deemed reasonable and

payable; and (iii) invoices received by the Carriers from other vendors that are not yet paid were deemed reasonable and payable, Swisher's remaining directors and officers insurance coverage of $5 million would be exhausted. Under such circumstances further required advancement and indemnification payments may become the direct obligation of Swisher, without the benefit of insurance coverage.[12] Moreover, in light of the recently filed Arbitration Notice naming Swisher as a Respondent, in the event either Viard and/or Kipp is found guilty of deliberate criminal or deliberate fraudulent conduct, established by a final, non-appealable adjudication, it is possible that one or more of Swisher's Carriers will seek reimbursement from Swisher of advancement or indemnification costs they have paid for the benefit of Swisher, Viard or Kipp. Swisher disputes that it has any obligation to reimburse the Carriers for any of the defense costs that have been advanced and indemnity payments that have been paid for the benefit of Swisher, Kipp and/or Viard. Swisher will vigorously defend against any effort undertaken by the Carriers to seek recoupment of those costs and payments from Swisher. Accordingly, in addition to the indemnification claims of Kipp and Viard, out of an abundance of caution, Swisher has also listed each of its insurance Carriers as potential Claimants under this Verified Petition.

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[12] Although, as noted in footnote 31, *infra*, covered individuals may seek reimbursement and advancement under a $10-million directors and officers insurance policy covering "A-Side" claims.

The Claim Letters Received from Kipp and Viard

Kipp

36. On November 7, 2016, Swisher received a claim letter submitted by Kobre & Kim LLP ("Kobre & Kim") on behalf of Michael Kipp. A copy of Kobre & Kim's letter, which is dated November 4, 2016, is attached hereto as Exhibit M. Kobre & Kim's letter asserts claims for $168,598.54 with respect to allegedly unreimbursed legal fees and between $25.7 million and $26.9 million with respect to future indemnification for legal fees. Kobre & Kim did not provide any backup documentation apart from a "shortfall summary" Kobre & Kim created that paired invoices with alleged "shortfalls."[13] On December 20, 2016, Swisher mailed Kipp its response to the Kobre & Kim letter by certified mail, return receipt requested, rejecting all but $168,598.54 of Kipp's purported claim and requesting that Kipp provide sufficient documentary evidence of his legal expenses. A true and correct copy of the December 20 rejection notice is attached hereto as Exhibit N.

37. Swisher's December 20 response did not enclose a copy of Section 278-283 of the DGCL as required by Section 280(a)(3). On January 13, 2017, Swisher sent another letter to Kipp by certified mail, return receipt requested, that again rejected all but $168,598.54 of Kipp's purported claim and requested that

[13] Kobre & Kim enclosed the shortfall summary as "Exhibit C" to the letter, but Kobre & Kim did not enclose any other exhibits (despite references to Exhibits A and B in the body of the letter).

Kipp provide sufficient documentary evidence of his legal expenses. Swisher's January 13 letter also enclosed a copy of Section 278-283 of the DGCL as required by Section 280(a)(3). A true and correct copy of Swisher's January 13 letter to Kipp is attached hereto as Exhibit O.[14]

38. By letter dated February 1, 2017, Kobre & Kim submitted additional information attempting to justify its claim for "approximately $25.7 million to $26.9 million". A copy of Kobre & Kim's February 1, 2017 letter is attached hereto as Exhibit P. Kobre & Kim's February 1 letter provided minimal descriptions of legal services rendered (without providing billing rates or time entries) in an attempt to support a Kipp's facially excessive purported claim. On February 8, 2017, Swisher mailed a response in which it reiterated its rejection of Kipp's purported claim. A true and correct copy of Swisher's February 8 response to Kobre & Kim is attached hereto as Exhibit Q.

39. Kipp executed standstill and tolling agreements relating to his claims for indemnification and advancement with Swisher in May 2017 and again in August 2017 (true and correct copies of the May and August 2017 standstill agreements are attached hereto as Exhibits R and S). Pursuant to those standstill agreements, neither Swisher nor Kipp is permitted to initiate any suit against the other until 61 days after the resolution of Kipp's post-trial motions in *United*

[14] A typographical error incorrectly reflects the date of the letter as January 13, 2016 rather than January 13, 2017.

States v. Kipp and Viard, Docket No. 3:15-cr-00244-MOC-DSC (the "Criminal Litigation"). Swisher and Kipp further agreed to toll the deadlines set by Sections 278-283 of the DGCL until 61 days after the resolution of Kipp's still-pending post-trial motions in the Criminal Litigation.

40. In addition to the claims submitted by Kobre & Kim on behalf of Kipp, Swisher also received a separate purported claim for Kipp submitted by Wyatt & Blake, L.L.P. on behalf of Kipp that was dated November 10, 2016 (the "Wyatt Letter"). Wyatt & Blake, L.L.P. assisted Kobre & Kim as Kipp's local counsel in connection with Kipp's criminal defense. The Wyatt Letter asserts claims for $25,595.03 for legal fees incurred but, at that time, not paid; an estimated $190,000.00 to $280,000.00 in legal fees for future legal services through trial; and an estimated $100,000.00 in legal fees for any possible sentencing, appeal or retrial. A copy of the Wyatt Letter is attached hereto as Exhibit T. By letter dated January 13, 2017, Swisher rejected the claims in the Wyatt Letter for future fees relating to trial, sentencing, appeal and retrial services. A true and correct copy of Swisher's January 13 response to the Wyatt Letter is attached hereto as Exhibit U.

Viard

41. On November 10, 2016, Swisher received a claim presented by Joanne Viard. A copy of the Viard purported claim is attached hereto as Exhibit

V. Viard did not specify an amount for her purported claim in response to the Dissolution Notice. Instead, she submitted a letter purportedly as "an omnibus protection against all of [her] indemnification rights against Swisher." *See id.* (November 10 Viard Letter) at 2.[15] On January 13, 2017, Swisher responded to Viard's purported claim with a letter requesting backup documentation. A true and correct copy of Swisher's January 13 letter to Viard is attached hereto as Exhibit W. When Viard failed to provide the backup documentation or execute a standstill (despite Swisher's invitation), Swisher sent Viard a formal rejection on February 8, 2017. A true and correct copy of Swisher's February 8 rejection of Viard's claim is attached hereto as Exhibit X.

42. Following Swisher's rejection of Viard's claim, Viard filed an action seeking advancement and indemnification under Section 145 of the DGCL, alleging in large part that Swisher through its Carriers had not paid in full her legal bills incurred in connection with her criminal defense. The case was styled *Viard v. Swisher Hygiene Inc.*, C.A. No. 2017-0431-SG (Del. Ch.). Prior to filing her lawsuit neither Viard nor her counsel notified Swisher that any bills had not been fully paid, and Swisher was not aware of any billing dispute. Once made

[15] Viard also did not provide an estimate of the amount of legal fees for which she would ultimately seek advancement or indemnification by Swisher.

aware of the billing dispute, Viard's attorneys conferred with Swisher and its Carriers, and the billing dispute was resolved.[16]

43. Viard stipulated to a voluntary dismissal of her advancement and indemnification action (Trans. ID 61239999), and this Court entered an order dismissing the action without prejudice on October 18, 2017 (Trans. ID 61258923 (the "Viard Order")). The Viard Order mandated, among other things, that Swisher must reserve the entire amount of its net assets in dissolution and will not distribute any amount to stockholders or creditors prior to a determination by the Court of Chancery as to the amount each creditor will receive.[17] The Viard Order also prohibits Viard from asserting an advancement and indemnification claim that includes "any amounts that were deducted or discounted from invoices for fees and/or expenses that were submitted by Viard and/or her counsel" prior to the date of the Viard Order.

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[16] Pursuant to the Stipulation and Order Dismissing Action Without Prejudice, entered by the Court in *Viard v. Swisher Hygiene Inc.*, C.A. No. 2017-0431-SG, at 1 (Del. Ch. Oct. 18, 2017) (Trans. ID 61258923), Swisher and Viard expressly agreed that "Viard has met all requirements set forth in Sections 271 through 285 as to the commencement of an action, suit or proceeding to prevent the barring of a rejected claim, and . . . Swisher will not raise any argument to the contrary in its dissolution proceeding or any other proceeding." Swisher and Viard also agreed that Swisher did not waive and retains all its rights, claims defenses and counterclaims. *Id.*

[17] The Viard Order expressly excepts "advancement payments from Swisher's insurance carrier(s)" and "payment for bills, fees, and expenses in the normal course" from its mandate.

Other Indemnification Claims

Parker Poe Claimants

44. Purported claims presented to Swisher by Parker Poe Adams and Bernstein, LLP on behalf of six individuals— John Pierrard, Richard Robinson, Christopher McFarland, Kenneth Swank, Billy Saffo and Brad Wilson (the "Parker Poe Claimants") — were received by Swisher on November 5, 2016. Copies of the Parker Poe Claimants' purported claims are attached hereto as Exhibit Y. Each of the Parker Poe Claimants was a former employee of Swisher. The Parker Poe Claimants' purported claims, in aggregate, were $87,114.48 for unpaid legal fees, and $104,000 for anticipated future legal fees. *See* Ex. Y. Swisher responded to the Parker Poe Claimants (other than Pierrard) by certified mail, return receipt requested, on January 13, 2017, stating that the Parker Poe Claimants failed to present properly a claim for indemnification and that a determination of the entitlement or lack of entitlement of the Parker Poe Claimants (other than Pierrard) to indemnification was premature. True and correct copies of the responses Swisher sent to the Parker Poe Claimants, other than Pierrard, are attached hereto as Exhibit Z. For the Parker Poe Claimants other than Pierrard, Swisher did not reject their purported claims for $14,643.58 for unpaid legal fees and $29,000 for future legal fees. Swisher sent a rejection letter by certified mail, return receipt requested, on January 13, 2017, to Pierrard's counsel with respect to Pierrard's

purported claim for $72,470.70 in outstanding legal fees and $75,000 in anticipated legal fees.[18] A true and correct copy of the rejection notice Swisher sent to Pierrard is attached hereto as Exhibit AA. Pierrard failed to respond within the 120-day period following the date the rejection notice was mailed, and, as of the date hereof, no action, suit, or proceeding with respect to Pierrard's purported claim has been commenced. Accordingly, Swisher asserts that the Pierrard claim described in this subparagraph is barred under Section 280(a)(4).

Boies Claimants

45. Purported claims presented to Swisher by Boies, Schiller & Flexner LLP on behalf of four individuals—Steven Berrard, Thomas Byrne, Thomas Aucamp and Thomas LaMartina (the "Boies Claimants")—were received by Swisher on November 7, 2016. A copy of the Boies Claimants' November 7, 2016 claim letter is attached hereto as Exhibit BB. Each of the Boies Claimants was a former employee of Swisher. Swisher responded to the Boies Claimants by certified mail, return receipt requested, on December 20, 2016, stating that the Boies Claimants failed to present properly a claim for indemnification and that a

[18] As noted above, following Swisher's internal investigation Pierrard was one of three employees terminated. He subsequently was indicted, along with Kipp and Viard. Pierrard then agreed to plead guilty to securities fraud conspiracy, and has since that time been a cooperating witness for the U.S. Government's case against Kipp and Viard. Because of his guilty plea, Swisher owes no indemnification obligation to Pierrard. Swisher did not reject the purported claims submitted on behalf of the remaining Parker Poe Claimants, and expects that they will be subject to payment by Swisher's Carriers to the extent reasonable.

determination of the entitlement or lack of entitlement of the Boies Claimants to indemnification was premature. A true and correct copy of the response Swisher sent to the Boies Claimants is attached hereto as Exhibit CC. In a separate letter dated October 18, 2017, the Boies Claimants asserted that their purported claims totaled $192,298.20 for unreimbursed legal expenses plus an additional $100,000 to $200,000 for estimated future legal expenses. Copies of the Boies Claimants' October 18 letter are attached hereto as Exhibit DD. On November 28, 2017, counsel for Swisher's Carriers informed Swisher that the Carriers had settled the Boies Claimants' claims for all unpaid invoices. Subsequently, counsel for the Boies Claimants submitted invoices on behalf of Thomas Byrne to one of Swisher's insurers totaling less than $10,000 relating to Kipp's upcoming sentencing. Because Byrne made a voluntary decision to participate in Kipp's sentencing by submitting a character statement on Kipp's behalf, Swisher does not believe Byrne is entitled to advancement or indemnification inasmuch as his legal fees were not incurred by reason of the fact that he was acting in his capacity as director, officer, employee or agent of Swisher. Swisher asserts that this claim is untimely and barred by Section 280.

OTHER CLAIMS RECEIVED

Claims Subject to Liability Insurance Coverage

Randy White

46. A purported claim was presented to Swisher by Randy White, through counsel, on November 11, 2016. A redacted copy of the White purported claim is attached hereto as Exhibit EE.[19] The White claim relates to allegations that first surfaced in a letter transmitted to Swisher on August 21, 2015, in the period between the announcement and consummation of the Sale Transaction. A redacted copy of a letter from Randy White's counsel to Swisher, which Swisher received on August 21, 2015, is attached hereto as Exhibit FF.[20] White, through counsel, alleged that he injured himself in an accident suffered while at work while using a Swisher product provided by his employer.

47. On December 22, 2016, Swisher received a letter from White's counsel in which White threatened to institute legal proceedings if Swisher failed to respond.[21] A redacted copy of the December 22 letter to Swisher is attached

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[19] Exhibit EE is redacted to protect White's personal medical information. The voluminous documents that White's counsel enclosed with the original letter also reflect White's personal medical information and have been omitted.

[20] Exhibit FF is redacted to protect White's personal medical information and the document that White's counsel enclosed with the original letter has been omitted.

[21] Swisher also received a one-page letter from White's counsel dated December 9, 2016 (and labeled as a "Confidential Settlement Communication"), as a follow-up to White's purported claim.

hereto as Exhibit GG.[22] In its response, dated January 3, 2017, Swisher did not reject the purported claim. Instead, Swisher's January 3 response indicated that Swisher had referred the matter to its liability insurance carrier for handling and requested that White and his counsel correspond directly with it. A true and correct copy of Swisher's January 3 letter to White is attached hereto as Exhibit HH. On January 27, 2017, White threatened to institute legal proceedings against J.F. Daley International Ltd. (an entity from whom Swisher acquired certain assets on March 28, 2011) unless Swisher responded by February 10, 2017. On May 1, 2017, Swisher received a communication from White's counsel in which he characterized Swisher's products liability insurance coverage as grossly inadequate and argued that Swisher should reserve between $6 million and $7 million for his claim. A redacted copy of the May 1 communication is attached hereto as Exhibit II.

48. To date, to Swisher's knowledge, no lawsuit has been filed by White. Swisher maintains liability insurance under a $1 million base policy and $25 million umbrella policy, which Swisher expects would constitute more than sufficient coverage if White were able to prove his claim in court. Swisher does not admit any liability, fault or wrongdoing in connection with the allegations

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[22] Exhibits GG and II are redacted to protect White's personal medical information.

made by White, and Swisher, through its liability insurance carrier, intends to contest White's claim vigorously if he decides to file a lawsuit.

Claims Received from Incarcerated Individuals

Ann A. Mattera

49. A purported claim presented to Swisher on behalf of Ann A. Mattera, by John A. Mattera purportedly acting under a power of attorney, was presented to Swisher in a letter dated October 31, 2015 (but received on February 16, 2016), asserting a claim for $524,900. A redacted copy of the Mattera purported claim letter is attached hereto as Exhibit JJ.[23] Ann A. Mattera was a former stockholder who opted out of a class action settlement against Swisher Hygiene Inc. dated February 5, 2014.[24] John Mattera, who on information and belief, is incarcerated for financial fraud, stated in the letter that he was Ann A. Matera's son and was writing on her behalf regarding her claim.[25] Swisher believes that Ann A. Mattera's claim is time-barred under the applicable statute of limitations. 28

[23] Exhibit JJ is redacted to protect personal identifying information contained therein. Similarly, the documents Mattera enclosed with his letter contained personal identifying information and have been omitted from the exhibit.

[24] Stipulation of Compromise and Settlement, *In re Swisher Hygiene, Inc. Securities and Deriv. Litig.*, MDL Docket No: 3:12-MD-2384-GCM (W.D.N.C. Feb. 5, 2014) (a true and correct copy of the stipulation is attached hereto as Exhibit KK).

[25] *See* https://www.justice.gov/usao-sdny/pr/florida-businessman-sentenced-manhattan-federal-court-11-years-prison-connection-13. A copy of a press release by the United States Attorney's Office for the Southern District of New York regarding John Mattera's criminal acts and sentencing is attached hereto as Exhibit LL.

U.S.C.A. § 1658(b) (West 2006). Accordingly, Swisher asserts it is not reasonably likely that any amount of money will be required to provide compensation for the purported claim submitted on behalf of Ann Mattera.

Carlyle Johnson

50. Swisher received a letter from Carlyle Johnson dated September 23, 2016. A copy of the letter is attached hereto as Exhibit MM. Johnson is an inmate at the California State Prison in Corcoran, California. Johnson's letter requested a "claim form," and it did not purport to assert any actual claim. Because Swisher did not receive an actual claim from Johnson within 60 days of September 15, 2016, Johnson's purported claim, if it ever existed, is barred under Section 280(a)(4).

Richard A. Rowzie

51. Swisher received a letter from Richard A. Rowzie dated November 4, 2016. A copy of Rowzie's November 4 letter is attached hereto as Exhibit NN. Rowzie is an inmate at the Green Rock Correctional Center in Chatham, Virginia. Rowzie's letter purported to assert a claim for reimbursement of $4,072 for alleged security investigative services, and it requested that Swisher direct future correspondence to his attorney, whom he identified as Andrea Moseley. On January 2, 2017, Swisher sent a rejection letter to Rowzie, copying Moseley and denying Rowzie's claim. A true and correct copy of Swisher's rejection letter to

Rowzie is attached hereto as Exhibit OO. On January 9, 2017, Swisher received a letter from Moseley that copied Rowzie and advised that she does not represent Rowzie in this matter. A copy of Moseley's January 9 letter to Swisher is attached hereto as Exhibit PP. On January 16, 2017 (more than 60 days after September 15, 2016), Swisher received a second letter from Rowzie requesting reimbursement for investigative costs. A copy of Rowzie's January 16 letter is attached hereto as Exhibit QQ.

52. Swisher did not enclose a copy of Sections 278-283 of the DGCL with the January 2 rejection letter Swisher sent to Rowzie. Swisher believes Rowzie's purported claim is groundless, however, and it is not reasonably likely that any form of security (in any amount) will be required to provide Rowzie compensation.

Other Miscellaneous Claims

Ecolab

53. Swisher received a purported claim from Ecolab dated on October 13, 2016. A copy of the Ecolab purported claim is attached hereto as Exhibit RR. Ecolab identified various potential claims that Ecolab asserted may arise out of the Sale Transaction, including the *Berger* lawsuit discussed above in paragraphs 19-21, a dismissed Puerto Rico-based lawsuit, workers' compensation claims related to linen businesses Swisher sold to third parties prior to the Transaction with Ecolab, and the purported claim by Randy White noted above in paragraphs 46-48.

Swisher continues to have an excellent working relationship with Ecolab, which appears to have asserted its purported claim out of an abundance of caution. Further, other than the remaining workers' compensation claims asserted by Ecolab, which are being reimbursed monthly by Swisher, and which in any event should not exceed approximately $44,000 (which is included in Swisher's Wind-Down Period expenses), the remaining claims are subsumed within other purported claims discussed in the paragraphs above. Accordingly, Swisher does not believe it is reasonably likely that any amount in excess of such estimate of workers' compensation claims will be required to compensate Ecolab for its purported claims.

Holland & Knight LLP

54. On October 24, 2017, Holland & Knight LLP ("Holland & Knight") sent Swisher an email purporting to state a claim for reimbursement of legal fees incurred since 2016 in connection with its role in conducting the internal investigation into Swisher's accounting irregularities during the spring of 2012. In connection with Holland & Knight's role in Swisher's internal investigation, Holland & Knight billed and was paid by Swisher in excess of $3.59 million. The amount billed by Holland & Knight since 2016, for which it has made its purported claim, related to (i) its representation of one of Swisher's directors while being interviewed in connection with the prosecution of Kipp and Viard, and (ii)

interviews of certain Holland & Knight's partners by the U.S. Government in connection with its prosecution of Kipp and Viard, and subsequently calling those partners to testify as government witnesses during the related criminal trial. Holland & Knight submitted its bills to Swisher's Carriers for payment, and after audit, the Carriers declined to pay certain bills relating to Holland & Knight's partners' file review, preparation for interviews, interviews and testimony as Government witnesses at the Criminal trial of Kipp and Viard. The amount claimed by Holland & Knight is approximately $150,000. Swisher, in addition to its Carriers, has reviewed these bills, and believes that Holland & Knight's activities as government witnesses were not a part of the services they were engaged to perform by Swisher or its Audit Committee, accordingly Swisher will vigorously defend against this claim if and when asserted.

CLAIMS THAT MAY ARISE OR BECOME
KNOWN WITHIN FIVE YEARS OF DISSOLUTION

55. As noted above in paragraph 33, on January 19, 2018, Swisher was served with an Arbitration Notice by two of its Directors and Officers Insurance carriers attached as Exhibit L, and appears to be related to an earlier Arbitration Demand filed by Michael J. Kipp against three of Swisher's Carriers, including the two serving the Arbitration Notice on Swisher. At this time no claim or demand has been made against Swisher, other than a "wish to arbitrate all disputes or differences with the Respondents [including Swisher] that arise out of or are in

connection with indemnification for defense costs incurred in the civil and criminal investigations, litigation, and other administrative or judicial proceedings against Respondents Swisher or any of its former officers and directors, including Respondents Michael J. Kipp and Joanne Viard." Swisher notes that one carrier, Hudson Insurance Company, has exhausted its limits of $10 million, and the other carrier, Argonaut Insurance Company, has yet to make any payments under its policy limits of $5 million. Although no claim has been asserted against Swisher (other than to arbitrate all differences or disputes), out of an abundance of caution, and based solely on the service of the recent Arbitration Notice on Swisher, it is possible that one or more of Swisher's Carriers may attempt to assert one or more purported claims under their insurance policies against Swisher, although at this point Swisher is uncertain what the amount of or basis for any such claim might be. Swisher has communicated with the Carriers that served the Arbitration Notice and has reserved all of its rights with respect to any coverage issues that exist or may arise in the future. Other than as noted in this paragraph and, based upon facts known to it, Swisher is not aware of and does not anticipate that any additional claim may arise or become known to Swisher within five (5) years from the date of Swisher's dissolution.[26]

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[26] After mailing the Dissolution Notice, Swisher received communications from Todd E. Copeland regarding a purported personal injury claim involving a car accident. Swisher referred Copeland to Swisher's liability insurance carrier,

SWISHER'S CURRENT STATUS

56. Swisher no longer conducts business in any capacity, but operates solely for the purpose of providing for the winding up of its business and the distribution of its remaining assets.

57. The aggregate amount, on an annual basis, of all distributions made by Swisher to holders of its common stock in 2016 and the four calendar years prior to the date Swisher dissolved was as follows: (1) 2012: $0; (2) 2013: $0; (3) 2014: $0; (4) 2015: $0; and (5) 2016: $0. No distributions have been made to Swisher's stockholders since Swisher filed its Certificate of Dissolution.

58. As of December 31, 2017, Swisher holds cash, and short-term investments totaling approximately $20,900,000. It is anticipated that such assets will be used to pay Swisher's projected net operating expenses during the remaining estimated liquidation period from January 1, 2018 to August 31, 2019 (the "Wind-Down Period"), which, based on current estimates, should be approximately $1,800,000. Therefore, excluding deductions for liabilities resulting from the litigation or claims set forth in this Verified Petition, it is anticipated that

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Liberty Mutual, for handling. On November 15, 2016, Copeland sent a letter to Liberty Mutual indicating that he would file suit on that day. On the same day, Copeland sent a letter to Swisher apologizing for filing suit. To Swisher's knowledge, Copeland never filed a suit against Swisher, on that day or on any day thereafter. Swisher does not anticipate that such a suit is reasonably likely to ever be filed or that any amount outside that provided by insurance coverage will be reasonably necessary to provide compensation for Copeland's purported claim. Copies of Copeland's letters are attached hereto as Exhibit SS.

the entirety of Swisher's net assets available for final distribution to Swisher's stockholders ("Available Net Assets") should be approximately $19,100,000, assuming the distribution occurs on or around August 31, 2019.[27]

59. The purported claims and litigation, set forth above, if proven or resolved against Swisher, could easily exceed Swisher's Available Net Assets by tens of millions of dollars. The Honeycrest Litigation alone asserts claims of $17,749,530, exclusive of pre-judgment interest (which, if approved at the claimed 9% statutory rate for the past 19 years, in theory could result in a liability tens of millions of dollars higher than the $17,749,530 claimed). The remaining asserted claims[28] against Swisher, other than those that Swisher believes are barred under Sections 280(a)(2) or 280(a)(4), are summarized below by their respective maximum claimed (approximate) amounts:

[27] Except for an accrual of approximately $1.667 million related to the Honeycrest Litigation noted above in footnote 6, no accruals related to litigation or claims set forth in this Verified Petition have been in Swisher's publicly filed financial statements. Any amount paid by Swisher to settle such litigation or claims, including the Honeycrest Litigation, would reduce Available Net Assets on a dollar-for-dollar basis, with such result representing Swisher's net assets in liquidation available for distribution to stockholders.

[28] As noted in paragraph 55, no specific financial claim has been asserted by any of Swisher's Directors and Officers Insurance carriers, although the Arbitration Notice portends disputes or disagreements, as yet unknown, which could significantly increase the value of claims asserted against Swisher.

Michael Kipp	$27,300,000
Joanne Viard	Unknown[29]
Boies Claimants[30]	$400,000
Parker Poe Claimants	$200,000
Holland & Knight	$150,000
Ann A. Mattera	$524,900
Randy White	$7,000,000
Richard A. Rowzie	$4,072
Carriers	Unknown
TOTAL	$35,578,972+

Thus, aggregating the amounts asserted by Honeycrest (including its claim for prejudgment interest noted above) and the other claims described above, Swisher's potential liabilities total could possibly exceed $100,000,000 against approximately $19,100,000 in Available Net Assets.

60. Swisher does not believe the asserted claims have merit. The largest claim stems from the Honeycrest litigation that has been mostly dormant for the past 19 years, with the timing of plaintiff's recent activity seemingly related to

[29] The amount of Viard's claim is unknown because she did not provide an estimate of her future legal fees, although the Carriers have recently received two (2) bills totaling $175,000 that are currently being processed.

[30] Swisher believes its Carriers have resolved the Boies Claimants' claims but nevertheless lists the claim amounts here for the sake of completeness.

Swisher's sale of its business and its pending dissolution. The second largest claim, by Kipp for indemnification of primarily future defense costs, is, in Swisher's view, extraordinarily high, especially in light of the substantially lower costs incurred by his co-defendant, who faced substantially similar charges. Nevertheless, given that purported claims asserted against Swisher exceed Swisher's Available Net Assets, Swisher is not able to settle any litigation, pay any claimant or make stockholder distributions without court approval, since doing so could expose its directors and officers to personal liability for favoring one creditor over another. Accordingly, prior to paying any creditor's claims, Swisher will seek authorization from this Court when and if any claims are agreed to by the parties thereto or otherwise rendered final and reduced to judgment.

61. Likewise, during the relevant period Swisher had in place $45 million[31] in directors and officers liability insurance. Of this original $45 million, $5 million remains, against which there are known potential claims of more than $28,050,000.[32] Should these claims become due and payable, Swisher's directors

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[31] For clarity, in addition to the $45 million of "ABC-Side" directors and officers insurance (covering, respectively, acts of individuals, indemnification and advancement by the company, and acts of the company), discussed above, Swisher purchased an additional $10 million of "A-Side" directors and officers insurance (covering acts of individuals only).

[32] On January 26, 2018, Swisher was advised by Argonaut that approximately $81,000 of insurance claims (other than those submitted by Kipp and Viard) have been submitted, but remain unpaid. Additionally, Kipp's attorneys have contested approximately $2.54 million of deductions from invoices

and officers liability insurance would be exhausted and Swisher's assets—or remaining "A-Side" directors and officers insurance—may be called upon to pay these claims.

62. As of the date hereof, based on current estimates, during the Wind-Down Period, presently contemplated through August 2019, Swisher will incur approximately $1,800,000 of wind-down costs and expenses, which may include, but are not limited to, the following:

a. legal fees and expenses incurred in connection with the dissolution and winding up of Swisher;

b. professional service fees;

c. salaries, wages;

d. fees for file storage and retrieval;

e. office costs, telephone and internet services;

f. insurance;

g. director fees;

h. bank fees;

i. distribution costs; and

j. interest income.

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they have submitted; they allege approximately $1.99 million of other invoices have not been paid; they have submitted a budget of $200,000 - $350,000 for a bail hearing and an appeal budget of $1.4 million to $1.6 million.

63. Based upon the foregoing, Swisher's Board of Directors has determined that it is in the best interests of Swisher and its residual claimants (including its stockholders) to reserve the remainder of Swisher's Available Net Assets for any possible costs and expenses related to (i) wind-down costs in excess of Swisher's current estimates, (ii) pending litigation, (iii) prospective claimants with purported claims as set forth in paragraphs 22-54 above and (iv) claims that have not been made known to Swisher or that have not arisen, but that, based upon facts known to Swisher, may arise or become known within five (5) years from the date of dissolution of Swisher as set forth in paragraph 55 above.

64. Swisher therefore petitions this Court, pursuant to Section 280(c), to determine that: $20,900,000 the approximate value of Swishers total cash and short-term investments at December 31, 2017, constitutes sufficient security to provide compensation for (a) currently estimated net wind-down costs and expenses; (b) pending litigation; (c) prospective claimants as set forth in paragraphs 22-54 above; and (d) those with claims that have not been made known to Swisher or that have not arisen, but that, based upon facts known to Swisher, may arise or become known within five (5) years from the date of dissolution of Swisher as set forth in paragraph 55 above. Swisher also petitions the Court to determine that, at the end of the three-year period from the date of Swisher's dissolution, if all claims are resolved, Swisher shall be authorized to disburse any

of its remaining assets (after payment to any creditors thereof who have by then asserted valid claims) to its stockholders or beneficiaries.

65. This Court has subject matter jurisdiction over this matter pursuant to Section 283 of the DGCL.

WHEREFORE, Swisher respectfully requests that the Court:

a. Find that Swisher has complied with the procedures set forth in Section 280;

b. Determine that each of the claims set forth in paragraphs 45 and 50-52 is barred pursuant to Section 280(a)(2) or Section 280(a)(4), as applicable;

c. Determine, pursuant to Section 280(c), that Swisher's current cash and short-term investments of approximately $20,900,000 constitutes sufficient security to provide compensation for (a) its currently estimated net wind-down costs and expenses; (b) pending litigation; (c) prospective claimants as set forth in paragraphs 22-54 above; and (d) those with claims that have not been made known to Swisher or that have not arisen, but that, based upon facts known to Swisher, may arise or become known within five (5) years from the date of dissolution of Swisher as set forth in paragraph 55 above;

d. Determine that Swisher's current estimate of approximately $1,800,000 is sufficient to provide for any remaining net expenses, including the

wind-down costs described in paragraph 62 above, and that Swisher is authorized to pay such expenses as they are incurred; and

e. Determine that, at the end of the three-year period from the date of Swisher's dissolution, if all claims are resolved, Swisher shall be authorized to disburse any of its remaining assets (after payment to any creditors thereof who have by then asserted valid claims) to its stockholders or beneficiaries.

/s/ Daniel A. Dreisbach
Daniel A. Dreisbach (#2583)
Jeffrey L. Moyer (#3309)
Kevin M. Gallagher (#5337)
Ryan P. Durkin (#6149)
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Petitioner Swisher Hygiene Inc.

Dated: February 6, 2018